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                                                                      EXHIBIT 5
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               [LETTERHEAD OF ATLAS, PEARLMAN, TROP & BORKSON, PA]



                                January 10, 2000


Board of Directors
ConMat Technologies, Inc.
Franklin Avenue and Grant Street
Phoenixville, PA  19460

                  Re: ConMat Technologies, Inc. -- File No. 333-91753 Registration Statement on Form SB-2
                           -----------------------------------

Gentlemen:

         We have acted as special counsel to ConMat Technologies, Inc. (the "Company") in connection with the proposed registration of shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), on a registration statement on Form SB-2 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This registration statement, as it may be amended or supplemented from time to time, including all exhibits thereto, is referred to hereinafter as the "Registration Statement."

         The Shares consist of up to (i) 1,250,000 shares of Common Stock issued and outstanding (the "Outstanding Shares"), (ii) 1,386,666 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Conversion Shares"), (iii) 196,667 shares of Common Stock issuable upon exercise of warrants (the "Warrant Shares") and (iv) 425,000 shares of Common Stock issuable upon exercise of options (the "Option Shares").

         In this regard, we have examined: (i) the Company's Articles of Incorporation and Bylaws, each as amended and as presently in effect; (ii) the Registration Statement; and (iii) such officers' certificates, resolutions, minutes, corporate records and other documents as we have deemed necessary or appropriate for purposes of rendering the opinions expressed herein.

         In rendering such opinions, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.
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         The opinions expressed herein are based solely upon our review of the documents and other materials expressly referred to above. We have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

         The opinions expressed herein are based solely upon our review of the documents and other materials expressly referred to above. We have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

         Based upon and subject to the foregoing, and on such other examinations of law and fact as we have deemed necessary or appropriate in connection herewith, we are of the opinion that, the Outstanding Shares are, and when issued upon conversion or exercise of the Series A Convertible Preferred Stock, warrants or options, the Conversion Shares, Warrant Shares and Option Shares, all in accordance with the terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

         This opinion is limited to the law of the State of Florida and the federal securities laws of the United States. Except as expressly otherwise noted herein, this opinion is given as of the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not hereby admit that we fall within the category of persons whose consent is required pursuant to
Section 7 of the Securities Act.

                                         Very truly yours,

                                         /s/ Atlas Pearlman Trop & Borkson, P.A.